Exhibit 99.1

Investor Contact: Robert Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. ANNOUNCES RECORD

EARNINGS FOR THIRD QUARTER FISCAL 2008 ON RECORD REVENUES
OF $233 MILLION

•      REPORTS $0.52 DILUTED EPS VERSUS $0.12 LAST YEAR AND OPERATING MARGIN OF 24 PERCENT VERSUS 10 PERCENT

•      SYSTEMS REVENUE UP 85 PERCENT TO RECORD $57 MILLION

•      FISCAL 2008 DILUTED EPS EXPECTED TO BE IN THE RANGE OF $1.78 TO $1.90

•      INITIATES FISCAL 2009 DILUTED EPS GUIDANCE IN THE RANGE OF $2.10 TO $2.50

LAS VEGAS, May 12, 2008 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems and networked solutions for the global gaming industry, announced today record diluted earnings per share (“Diluted EPS”) for the three and nine months ended March 31, 2008 of $0.52 and $1.31, respectively, and record revenue of $232.6 million and $652.3 million, respectively. Diluted EPS adjusted for share-based compensation (“Adjusted EPS”) for the three and nine months ended March 31, 2008 was $0.56 and $1.42, respectively.

“The continued momentum in all of our technology businesses drove record third-quarter earnings,” said Richard M. Haddrill, the Company’s Chief Executive Officer. “Another strong systems quarter reflects the continued demand for our Networked Floor of the Future technologies and vision highlighted by new customer contracts and demand for our iVIEW™ network that delivers interactive player content.”

“Our gaming equipment division shipped over 7,300 sale units in the current quarter, which included a significant number of sale units delivered to a major domestic lottery that were not recognized in revenue in the current quarter,” said Gavin Isaacs, the Company’s Chief Operating Officer.  “We are pleased with our steady increase in North America ship share, our ability to leverage our broad product portfolio for Class III, Class II, and central-determination markets, and the growth of international units to 25 percent of our total sale units in the current quarter. We attribute this success to our investments in game content and our recent investments in our international infrastructure.”

Third Quarter Fiscal 2008 Highlights

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming and Systems	$219.6	$162.2	$616.1	$443.9
Casino Operations	13.0	13.0	36.2	36.0
Total revenue	$232.6	$175.2	$652.3	$479.9

Net income	$30.2	$6.6	$75.9	$3.8
Adjusted EBITDA	$74.2	$36.4	$196.6	$86.2
Diluted EPS	$0.52	$0.12	$1.31	$0.07

Three Months Ended March 31, 2008 Compared with Three Months Ended March 31, 2007

•      Total revenues increased 33 percent to $232.6 million as compared with $175.2 million in the same period last year.

•      Operating income increased by $36.5 million to $54.9 million as compared with $18.4 million in the same period last year.

•      Operating margin was 24 percent in the three months ended March 31, 2008 as compared with 10 percent in the same period last year.

•      Net income increased by $23.6 million to $30.2 million, as compared with $6.6 million in the same period last year.

•      Adjusted EBITDA was $74.2 million, a 104-percent increase as compared with the same period last year.

•      Selling, general and administrative (“SG&A”) expenses declined to 26 percent of total revenue from 29 percent for the same period last year.  SG&A expenses in the current quarter and year-to-date period benefited by $2.7 million from the resolution of table-technology disputes.

Nine Months Ended March 31, 2008 Compared with Nine Months Ended March 31, 2007

•      Total revenues increased 36 percent to $652.3 million as compared with $479.9 million in the same period last year.

•      Operating income increased by $110.4 million to $142.8 million as compared with $32.4 million in the same period last year.

•      Operating margin was 22 percent in the nine months ended March 31, 2008 as compared with 7 percent in the same period last year.

•      Net income increased by $72.1 million to $75.9 million, as compared with $3.8 million in the same period last year.

•      Adjusted EBITDA was $196.6 million, a 128-percent increase as compared with the same period last year.

•      SG&A expenses declined to 27 percent of total revenue from 31 percent for the same period last year.

During the third quarter of fiscal 2008, the Company repurchased 280,000 shares of its common stock, at prices between $33.15 to $41.25, for total consideration of $10.7 million.  Year to date, the Company has repurchased 429,253 shares for total consideration of $16.7 million. The Company has $64.3 million remaining available under its existing share repurchase authorization.

 “Our third quarter results continue to show the improvements in our operating leverage,” said Robert C. Caller, the Company’s Chief Financial Officer. “Our operating income increased to 24 percent of revenue from 10 percent in the comparable period last year and from 20 percent in the December 2007 quarter despite the current economic environment and challenging replacement cycle.”

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three and nine months ended March 31, 2008 and 2007 is presented below:

	Three Months Ended March 31,				Nine Months Ended March 31,
		%		%		%		%
	2008	Rev	2007	Rev	2008	Rev	2007	Rev
					(dollars in millions)
Revenues:
Gaming Equipment (1)	$103.7	47%	$86.7	53%	$296.4	48%	$219.4	50%
Gaming Operations	58.9	27%	44.7	28%	167.2	27%	125.8	28%
Systems (1)	57.0	26%	30.8	19%	152.5	25%	98.7	22%
Total revenues	$219.6	100%	$162.2	100%	$616.1	100%	$443.9	100%

Gross Margin:
Gaming Equipment	$45.5	44%	$30.6	35%	$132.1	45%	$74.8	34%
Gaming Operations	41.3	70%	26.1	58%	108.7	65%	72.5	58%
Systems	40.2	71%	23.4	76%	111.1	73%	69.3	70%
Total gross margin	$127.0	58%	$80.1	49%	$351.9	57%	$216.6	49%

Selling, general and administrative	$52.0	24%	$41.8	26%	$143.6	23%	$124.0	28%
Research and development costs	15.1	7%	12.5	8%	43.1	7%	38.4	9%
Depreciation and amortization	3.7	2%	5.2	3%	11.1	2%	13.8	3%
Operating income	$56.2	25%	$20.6	13%	$154.1	25%	$40.4	9%

(1)   Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which is included in depreciation and amortization.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Operating Statistics:
New gaming devices sold	6,742	6,032	19,037	14,131
Original Equipment Manufacturer (“OEM”) units sold	—	—	—	1,605
New unit Average Selling Price (“ASP”)	$13,427	$12,984	$13,281	$12,628

End-of-period installed base:
Wide-area and local-area progressive systems			1,259	1,389
Rental and daily-fee games (1)			12,377	5,916
Lottery systems			7,980	7,736
Centrally determined systems (1) (2)			42,924	32,690

(1)	Certain devices previously included in centrally determined systems that were converted to standalone devices have been reclassified to rental and daily-fee games.
(2)

Daily fee revenue from approximately 9,100 units included in centrally determined systems end-of-period installed base total as of March 31, 2008 are currently being deferred until completion of certain contractual commitments. There were no similar deferrals as of March 31, 2007.

Highlights of Certain Results for the Three Months Ended March 31, 2008

Gaming Equipment

•      Revenues increased 20 percent to approximately $103.7 million as compared with the same period last year.

•      New gaming device sales increased 12 percent to 6,742 units as compared with 6,032 units in the same period last year.

•      Average selling price (“ASP”) of new gaming devices, excluding OEM sales, increased 3 percent as a result of product mix and price increases taking effect in the period.

•      Gross margin increased from 35 percent in the same period last year to 44 percent, primarily due to the increase in ASP discussed above and improved purchasing and manufacturing efficiencies due to increased volumes and lower manufacturing costs due to the standardization of game platforms.  Margins in the current quarter were negatively impacted by approximately $0.9 million in inventory charges associated with the consolidation of European inventories.

Gaming Operations

•      Revenues increased 32 percent to approximately $58.9 million as compared with the same period last year.

•      Gross margin increased to 70 percent from 58 percent for the same period last year, principally due to increases in participation and rental revenue with a relatively fixed cost of operating expenses and a decrease in funding jackpot liabilities related to our wide-area progressives.

•      Revenue and gross margin in fiscal 2007 included daily fees that relate to certain contracts which have been deferred in fiscal 2008 due to new contractual commitments made to the customers. Approximately $3.8 million in daily fees generated during the third quarter of fiscal 2008 were deferred pending delivery of the commitments.

Systems

•      Revenues increased 85 percent to approximately $57.0 million as compared with the same period last year, primarily as a result of continued acceptance of the Company’s products including the Company’s iVIEW™ player-communication devices and Power Bonusing™ software.

•      Gross margin declined to 71 percent from 76 percent for the same period last year as a result of product mix.

•      Maintenance revenues increased to approximately $10.0 million from approximately $8.5 million in the same period last year.

•      As of March 31, 2008, the total number of iVIEW player-communication devices purchased and committed to be purchased was approximately 111,000 units.

Highlights of Certain Results for the Nine Months Ended March 31, 2008

Gaming Equipment

•      Revenues increased 35 percent to approximately $296.4 million as compared with the same period last year.

•      New gaming device sales increased 35 percent to 19,037 units as compared with 14,131 units in the same period last year.

•      ASP of new gaming devices, excluding OEM sales, increased 5 percent primarily due to product mix and price increases during the period.

•      Gross margin increased to 45 percent from 34 percent in the same period last year, primarily due to the increase in ASP discussed above, the elimination of lower margin OEM sales, and improved purchasing and manufacturing efficiencies due to increased volumes and lower manufacturing costs due to the standardization of game platforms.

Gaming Operations

•      Revenues increased 33 percent to approximately $167.2 million as compared with the same period last year.

•      Gross margin increased to 65 percent from 58 percent for the same period last year principally due to increases in participation and rental revenue with a relatively fixed cost of operating expenses.

•      Revenue and gross margin in fiscal 2007 included daily fees that relate to certain contracts which have been deferred in fiscal 2008 due to new contractual commitments made to customers. Approximately $11.4 million in daily fees generated during the nine months ended March 31, 2008 were deferred pending delivery of the commitments.

Systems

•      Revenues increased 55 percent to approximately $152.5 million as compared with the same period last year primarily as a result of continued acceptance of the Company’s products including iVIEW player-communication devices and Power Bonusing software.

•      Gross margin increased to 73 percent from 70 percent in the same period last year primarily as a result of product mix.

•      Maintenance revenues increased to approximately $28.8 million from approximately $24.0 million in the same period last year.

Business Update - Fiscal 2008 and 2009

The Company also announced it narrowed the range for fiscal 2008 guidance for Diluted EPS to $1.78 to $1.90, from an earlier range of $1.60 to $1.90.  Adjusted EPS is now estimated between $1.93 to $2.05, from an earlier range of $1.75 to $2.05.  The Company now expects revenue for fiscal 2008 to exceed $885 million, representing a 30-percent increase over fiscal 2007.

The Company initiated fiscal 2009 guidance for Diluted EPS of $2.10 to $2.50 and Adjusted EPS between $2.27 to $2.67.

The Company’s fiscal 2009 Diluted EPS and revenue guidance anticipates continued year-over-year growth in each of game sales, gaming operations, and system revenues.  The Company forecasts an increase in the placement of premium daily-fee games and rental games, a modest increase in the number of gaming devices sold with continued margin improvements on game sales, and continued growth in its system business. The Company also expects its selling, general and administrative expenses as a percentage of revenue to be lower in fiscal 2009 as compared with fiscal 2008 and expects improved operating margin in fiscal 2009 as compared with fiscal 2008.

The Company has provided this broad range of earnings guidance for fiscal 2009 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic conditions, the market for gaming devices and systems, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2009 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income, as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(in 000s)
Net income	$30,249	$6,582	$75,947	$3,838
Interest expense, net	5,494	6,976	17,997	23,773
Income tax expense	18,939	4,493	47,283	2,806
Depreciation and amortization	16,085	15,342	45,339	44,672
Share-based compensation	3,435	2,978	10,020	11,090
Adjusted EBITDA	$74,202	$36,371	$196,586	$86,179

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and is commonly used by industry analysts to evaluate the Company’s financial performance.  Adjusted EBITDA provides additional information about the Company’s ability to service debt and is frequently used by investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to the Adjusted EPS:

	Three	Nine
	Months Ended	Months Ended
	March 31,	March 31,	Fiscal 2008 Range		Fiscal 2009 Range
	2008	2008	Low	High	Low	High
Diluted EPS	$0.52	$1.31	$1.78	$1.90	$2.10	$2.50
Share-based compensation, net of income tax benefit	0.04	0.11	0.15	0.15	0.17	0.17
Adjusted EPS	$0.56	$1.42	$1.93	$2.05	$2.27	$2.67

The Company provides Adjusted EPS for the three months and nine months ended March 31, 2008 and the estimated range of Adjusted EPS for fiscal 2008 and 2009 in this press release as additional information regarding the Company’s operating results for the three months and nine months ended March 31, 2008 and expected operating results for fiscal 2008 and 2009.  Adjusted EPS adds back the impact of stock-based compensation, net of tax, to Diluted EPS as determined in accordance with GAAP. The Company believes that this presentation of Adjusted EPS facilitates investors’ understanding of Bally’s historical operating trends because it provides important supplemental information in evaluating the operating results of the business. Adjusted EPS is not an alternative to Diluted EPS as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast at 4:30 p.m. EDT (1:30 p.m. PDT) on Monday, May 12. The conference-call dial-in number is 866-383-7998 or 617-597-5329 (passcode: Bally) and the webcast can be accessed by visiting www.ballytech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at www.BallyTech.com until June 11, 2008.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates the Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$160,627	$117,513	$448,889	$318,108
Gaming operations	58,981	44,731	167,237	125,770
Casino operations	13,001	12,974	36,165	36,051
	232,609	175,218	652,291	479,929
Costs and expenses:
Cost of gaming equipment and systems (1)	74,918	63,452	205,720	174,001
Cost of gaming operations	17,691	18,645	58,507	53,311
Direct cost of casino operations	4,901	4,681	14,332	13,583
Selling, general and administrative	60,416	51,303	173,679	151,150
Research and development costs	15,103	12,536	43,059	38,399
Depreciation and amortization	4,725	6,236	14,175	17,111
	177,754	156,853	509,472	447,555
Operating income	54,855	18,365	142,819	32,374

Other income (expense):
Interest income	832	680	2,836	2,004
Interest expense	(6,326)	(7,656)	(20,833)	(25,777)
Other, net	1,281	(37)	2,274	1,143

Income before income taxes and minority interest	50,642	11,352	127,096	9,744
Income tax expense	(18,939)	(4,493)	(47,283)	(2,806)
Minority interest	(1,454)	(277)	(3,866)	(3,100)

Net income	$30,249	$6,582	$75,947	$3,838

Basic and diluted earnings per share:
Basic earnings per share	$0.55	$0.12	$1.40	$0.07
Diluted earnings per share	$0.52	$0.12	$1.31	$0.07

Weighted average shares outstanding:
Basic	54,576	53,220	54,335	53,062
Diluted	58,396	55,662	58,114	55,249

(1)	Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2008	2007
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$36,042	$40,842
Restricted cash	13,571	17,201
Accounts and notes receivable, net of allowances for doubtful accounts of $11,553 and $8,481	209,688	172,060
Inventories	91,154	81,151
Deferred tax assets, net	62,896	59,486
Deferred cost of revenue	61,751	36,744
Other current assets	19,415	14,399
Total current assets	494,517	421,883

Long-term investments (restricted)	10,803	10,455
Long-term receivables	7,988	9,840
Property, plant and equipment, net of accumulated depreciation of $57,270 and $46,320	72,494	75,623
Leased gaming equipment, net of accumulated depreciation of $88,553 and $73,396	92,132	67,965
Goodwill	162,728	161,708
Intangible assets, net of accumulated amortization of $29,203 and $24,543	30,503	24,401
Deferred tax assets, net	24,129	18,457
Long-term deferred cost of revenue	35,161	28,376
Other assets, net	5,582	6,187
Total assets	$936,037	$824,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,568	$44,045
Accrued liabilities	52,611	56,427
Customer deposits	23,863	23,489
Jackpot liabilities	13,471	13,414
Deferred revenue	127,459	94,347
Income taxes payable	2,254	12,945
Current maturities of long-term debt and capital leases, including $2,800 and $2,381 owed to related parties	13,535	12,271
Total current liabilities	273,761	256,938
Long-term debt and capital leases, net of current maturities, including $2,800 and $7,600 owed to related parties	294,057	321,583
Long-term deferred revenue	55,629	36,651
Other income tax liability	20,285	—
Other liabilities	8,057	9,321
Total liabilities	651,789	624,493
Minority interest	1,689	948
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $0.10 par value; 100,000,000 shares authorized; 55,686,000 and 54,612,000 shares issued and 54,669,000 and 54,025,000 outstanding	5,555	5,455
Treasury stock at cost, 1,017,000 and 587,000 shares	(18,614)	(1,894)
Additional paid-in capital	285,138	253,809
Accumulated other comprehensive income	2,414	1,119
Retained earnings (accumulated deficit)	8,054	(59,047)
Total stockholders’ equity	282,559	199,454
Total liabilities and stockholders’ equity	$936,037	$824,895